[LETTERHEAD OF CAINS]

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7 August 1997

Credit Suisse First Boston Corporation              and
Eleven Madison Avenue                               United States Trust Company of New York
New York, New York 10010                            as Indenture Trustee, Collateral Agent and
USA                                                 Warrant Agent
and                                                 114 West 47th Street
Cambridge Partners, L.L.C.                          New York, New York 10036
c.o Credit Suisse First Boston Corporation          USA
Eleven Madison Avenue                               and
New York, New York 10010                            The Chase Manhattan Bank
USA                                                  as Indenture Trustee
and                                                 450 West 33rd Street
Duff & Phelps Credit Rating Co.                     New York, New York 10001
17 State Street                                     USA
New York, New York 10004                            and
USA                                                 Standard & Poor's Rating Group, a division
and                                                  of The McGraw Hill Companies
Credit Suisse First Boston                          25 Broadway
 as Administrating Bank and Funding Bank            New York, New York 10004
Five Cabot Square                                   USA
London E14 4QR                                      and
England                                             Moody's Investors Service, Inc
and                                                 99 Church Street
Each of the Participating Banks which is            New York, New York USA 10007
 a party to the Letter of Credit
 Reimbursement and Guaranty Agreement

Dear Sirs:

We have acted as legal advisers in the Isle of Man to Navigator Holdings PLC ("Holdings"), Navigator Gas Transport PLC (the "Issuer"), Navigator Gas Management Limited (the "Manager") and Navigator Gas (IOM I-A) Limited, Navigator Gas (IOM I-B) Limited, Navigator Gas (IOM I-C) Limited, Navigator Gas (IOM I-D) Limited and Navigator Gas (IOM I-E) Limited (the "Owners") in connection with the issuance of US$217,000,000 aggregate principal amount of 10.5% First Priority Ship Mortgage Notes Due 2007 (the "First Priority Notes") issued by the Issuer and 87,000 Units consisting of US$87,000,000 aggregate principal amount of 12% Second Priority Ship Mortgage Notes Due 2007 (the "Second Priority Notes") issued by the Issuer and Warrants (the "Warrants") to purchase 666,420 shares of common stock (being ordinary shares) issued by Holdings (the "Units")

We have examined the following documents:


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1.       Copy draft (dated 6 August 1997) Indenture among the Issuer, Holdings, the Owners and
         United States Trust Company of New York, as Indenture Trustee;

2.       Copy draft (dated 6 August 1997) Indenture among the Issuer, Holdings, the Owners and
         Chase Manhattan Bank, as Indenture Trustee;

3.       Copy draft (dated 6 August 1991) Collateral Agency and Intercreditor Agreement among the
         Issuer, the Owners, Holdings, United States Trust Company of New York, as First Priority
         Trustee and Collateral Agent, The Chase Manhattan Bank, as Second Priority Trustee, and
         Credit Suisse First Boston;

4.       Copy executed Purchase Agreement dated 31 July 1997 among Credit Suisse First Boston
         Corporation, Cambridge Partners, L.L.C., the Issuer, Holdings and the Owners;

5.       Copy executed Registration Rights Agreement dated 31 July 1997 among the Issuer, the
         Owners, Holdings, Credit Suisse First Boston Corporation and Cambridge Partners, L.L.C.;

6.       Copy draft (dated 6 August 1997) Warrant Agreement among Holdings and United States
         Trust Company of New York, as Warrant Agent;

7.       Copy draft (dated 6 August 1997) Letter of Credit Reimbursement Agreement and Guaranty
         among the Issuer, Holdings, the Owners, Credit Suisse First Boston acting through its
         London Branch as Administrating Bank and Funding Bank and the Participating Banks
         named therein,

8.       Copy executed First Priority Notes dated 7 August 1997:

9.       Copy executed Second Priority Notes dated 7 August 1997;

10.      Copy executed Warrant dated 7 August 1997;

11.      Copy draft (dated l August 1997) Inter-Company Note from the Owners to the Issuer,

12.      Copy draft (dated 1 August 1997) Management Agreement between Holdings, the Issuer, the
         Owners and the Manager;

13.      Copy Agreement on Contract for Technical Matters between the Manager, on behalf of the
         Owners, Gesellschaft fur Konzeption, Beratung, Vermittlung und Betreuung privater
         Investitionen mbH ("GEBAB"), China Shipbuilding Trading Company, Limited ("CSTC")
         and Jiangnan Shipyard ("Jiangnan"), signed on behalf of CSTC and Jiangnan;

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14.      Copy draft (dated 4 August 1997) Baltic and International Maritime Council (BIMCO)
         Standard Ship Management Agreement between the Manager on behalf of the Owners and
         GEBAB;

15.      Copy draft (dated 4 August 1997) Master Commercial Marketing and Services Agreement
         between the Manager, on behalf of the Owners, and GEBAB;

16.      Copy drafts (dated 1 August 1997) of Issue of One Debenture between each of the Owners and United States Trust Company of New York, as Collateral Agent;

17.      Copy Tri-Party Agreement among the Owners, Jiangnan, CSTC and Tractebel Gas
         Engineering GmbH, signed on behalf of CSTC and Jiangnan:

18.      Copies Amended and Restated Shipbuilding Contract among each of the Owners (as designee of Navigator Holdings PLC), CSTC and Jiangnan, signed on behalf of Holdings and
         Jiangnan;

19.      Copy drafts (dated 4 August 1997) Amendment No.1 to Shipbuilding Contract among each of the Owners, CSTC and Jiangnan;

20.      Copy drafts (dated 24 July 1997) of Assignment and Assumption Agreement between
         Holdings and each of the Owners;

21.      Copy draft (dated 4 August 1997) Assignment and Assumption Agreement between
         Holdings and the Manager on behalf of the Owners;

22.      Copy Offering Circular dated 31 July 1997 in respect of the issuance of the First Priority
         Notes and the Units;

23.      The Memorandum and Articles of Association of each of Holdings, the Issuer, the Manager and the Owners;

24.      Copy written resolutions of the board of directors of each of Holdings, the Issuer, the
         Manager and the Owners dated 6 August 1997.
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In this opinion, the "Documents" means the documents referred to at paragraphs 1 to 24 inclusive and the "Security Documents" means the documents referred to at paragraphs 3, 16, 20 and 21.

In arriving at the opinion expressed below, in addition to examining the Documents, we have examined such other documents as have been revealed by searches of the Isle of Man Companies Registry and Rolls Office undertaken on 1 August 1997 and updated on 6 August 1997, in respect of each of Holdings, the Issuer, the Manager and the Owners.


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In arriving, at our opinion we have assumed:

(A) the genuineness of all signatures on original documents, the correctness of all facts stated in and representations made in the documents which we have examined (except as otherwise opined upon herein) and the conformity to original documents of all copy documents;

(B) that each of the parties to the Documents (other than each of Holdings, the Issuer, the Manager and the Owners) is duly incorporated, validly existing and fully authorised, qualified and empowered under their respective constitutions and any applicable laws to carry on business and to enter into and perform their respective obligations and exercise their respective rights under each of the Documents;

(C) that each of the parties to the Documents (other than each of Holdings, the Issuer, the Manager and the Owners) has taken all corporate and other action required to authorise the execution of the Documents and the performance of their respective obligations thereunder;

(D) that there are no provisions of the laws of any jurisdiction outside the Isle of Man or any agreement to which any of the parties to the Documents is a party which would be contravened by such execution or delivery and that, insofar as any obligation under the Documents falls to be performed in any jurisdiction outside the Isle of Man, its performance will not be unlawful by virtue of the laws of that jurisdiction;

(E) that the Documents, once they have been validly executed and delivered, will not differ to any material extent from the copy drafts thereof which have been submitted to us and which we have examined in giving our opinion;

(F) that the Documents (with the exception of each Issue of One Debenture which is subject to Isle of Man law) will, when validly executed and delivered, be valid and legally binding in accordance with their terms under the laws by which they are expressed to be governed;

(G) the accuracy and currency of the records and filing systems maintained at the public offices where we have searched or inquired or have caused searches or inquiries to be conducted;

(H) that all necessary consents or approvals of, and all necessary registrations or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the execution, delivery and performance of each of the Documents by each of the parties thereto;

(I) that all appropriate notices of and consents to assignment required to be given or which it is desirable to be given in connection with any of the Documents are, in fact given in timely fashion;


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(J)      that entering into the Documents and performing the obligations which each of Holdings, the Issuer, the Manager and the Owners undertakes is to its respective commercial benefit;

(K) that each of Holdings, the Issuer and the Owners has acquired tax exempt status in terms of the Income Tax (Exempt Companies) Act 1984 (an Act of Tynwald) and will maintain such tax status and will not do anything to prejudice such tax status during the currency of the transaction envisaged by the Documents. We confirm that appropriate steps have been taken to obtain such tax status and that we have no reason to believe that such tax status will not be granted; the process of obtaining such tax status is administrative and not one subject to the exercise of discretion;

(L) that the Manager is not and will not be resident in the Isle of Man for tax purposes during the currency of the transaction envisaged by the Documents.

Based on and subject to the foregoing and subject to the further reservations and qualifications set out below, we are of the opinion that:

(i) each of Holdings, the Issuer, the Manager and the Owners is duly incorporated in the Isle of Man, is validly existing as a company in good standing under the laws of the Isle of Man and has the corporate power and authority to own its property and to conduct its business as described in the Offering Circular;

(ii) each of Holdings, the Issuer, the Manager and the Owners has taken all corporate and other action required to authorise the execution of the Documents and the performance of their respective obligations thereunder (as applicable) to the extent a party thereto;

(iii) shares in Holdings conform to the description thereof in the Offering Circular and have been duly authorised and validly allotted to such persons and for such consideration as is described in the Offering Circular;

(iv)     all the shares issued by the Issuer and the Owners have respectively been duly authorised and validly issued as fully paid up. To our knowledge, the issued shares of the Issuer and the Owners are legally owned by Holdings or the Issuer, as the case may be, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, except for one ordinary share in the Issuer which is beneficially owned by Holdings but which is legally owned by Mr. Edward Cain of 1519 Athol Street, Douglas, Isle of Man, IM1 1LB, and except for the security interests created by or pursuant to the Security Documents, and subject thereto, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, shares in the Issuer or any of the Owners;

(v) the First Priority Notes, and the Second Priority Notes and the Warrants comprising the Units have been duly authorised for issue, execution and delivery by the Issuer and Holdings, (as applicable), and conform to the descriptions thereof contained in the Offering Circular;

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(vi)     each of the Documents has been duly authorised, executed and delivered by Holdings, the Issuer, the Manager and each of the Owners (as applicable) to the extent a party thereto, and the Documents constitute valid and legally binding obligations of Holdings, the Issuer, the Manager or each of the Owners to the extent a party thereto, enforceable against such of Holdings, the Issuer, the Manager or such Owner in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability affecting creditors' rights and to general equity principles;

(vii) the information disclosed in the Offering Circular, so far as it relates to matters of Isle of Man law, fairly summarises the said matters of Isle of Man law as at the date of the said Offering Circular;

(viii) no withholding taxes will be imposed on payments of principal, interest or premium (if any) thereon with respect to the First Priority Notes or the Second Priority Notes and the holders of First Priority Notes or Second Priority Notes will not be subject to any income taxes imposed by the Isle of Man solely as a result of owning the First Priority Notes or the Second Priority Notes. In addition, the holders of the Warrants will not be subject to any income or withholding taxes imposed by the Isle of Man solely as a result of owning the Warrants, exercising the Warrants to purchase ordinary shares in the share capital of Holdings or owning ordinary shares in the share capital of Holdings;

(ix) no consent, approval, authorisation, permission or other order of any court, regulatory body, administrative agency or other governmental body of the Isle of Man is required for the offering and sale of the First Priority Notes and the Units or for the execution, delivery and performance of any of the Documents (including the exercise by the Collateral Agent of the rights and remedies granted to it under any of the Security Documents, subject to the filing requirements pursuant to paragraph (xvi) below) by the respective parties thereto, other than the permission of the Treasury of the Isle of Man Government pursuant to Section 2(2)(d) of the Prevention of Fraud (Investments) Act 1968 (an Act of Tynwald);

(x) the security interests created by the Collateral Agency and Intercreditor Agreement (being a document governed by the laws of the State of New York) do not require any action to be taken under or pursuant to the laws of the Isle of Man in order to create or perfect such security interests or to permit the Collateral Agent to enforce its rights under the Collateral Agency and Intercreditor Agreement creating the same, other than (i) the delivery by Holdings of the share certificates of the Issuer to the Collateral Agent on the Closing Date, (ii) the delivery by the Issuer of the share certificates of the Owners to the Collateral Agent on the Closing Date, (iii) the delivery by the Owners of an Inter-Company Note to the Issuer and (iv) the making of filings referred to in paragraph (xvi) below;

(xi) the choice of the law of the State of New York to govern the Documents governed by New York law, constitutes a valid choice of law insofar as the law of the Isle of Man is concerned. The submission by Holdings, the Issuer and the Owners to the nonexclusive jurisdiction of

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         any Federal or State court in the Borough of Manhattan, The City of New
         York in respect of any of the Documents governed by New York law to which they are respectively a party is a valid submission insofar as the law of the Isle of Man is concerned; in this regard we note that Cambridge Partners, L.L.C. has accepted its appointment by Holdings, the Issuer and the Owners as their agent to accept service of process in the United States of America under the Documents (as applicable);

(xii) the issue of One Debenture to which each of the Owners is a party creates, for the benefit of the Collateral Agent as secured party, a valid security interest in assets of such owner and the proceeds thereof, which security interest will, upon registration in accordance with paragraph (j) of the reservations section of this letter below rank in priority to other charges created by such Owner of which we are aware, except for those interests which by operation of law, will take priority;

(xiii) security interests created by the Security Documents (with the exception of floating charge elements of the Issue of One Debenture and any other Security Document) are specific and therefore upon registration in accordance with paragraph (j) of the reservations section of this letter below will rank in priority to other security interests created over the assets which are the substance of those Security Documents except for those interests which, by operation of law, will take priority;

(xiv) the Issue of One Debenture and other Security Documents (as applicable) constitute, in respect of floating charge elements thereof, a first ranking perfected floating charge (but not a fixed charge); recoveries under the floating charge element may be subject to certain preferential creditors;

(xv) in a suit on the merits brought before an isle of Man court, an Isle of Man court may, if so requested and at its discretion, give effect to an agreement between the parties as to a judgment currency other than pounds sterling;

(xvi) no filing with any governmental authority or regulatory body of the Is1e of Man is required for the offering and sale of the First Priority Notes and the Units or for the execution, delivery and performance of any of the Documents, except as stipulated at paragraphs (j) and (k) of the reservations section of this letter below;

(xvii) any final and conclusive money judgment (whether in sterling, or otherwise) obtained in a properly constituted court of the United States of America will be recognized and enforceable in any proceedings before the courts of the Isle of Man without reexamination or re-litigation on any matter which shall be the subject of that judgment;

(xviii) none of Holdings, the Issuer, the Manager or the Owners nor any of their respective properties has any immunity from jurisdiction of any court or from any legal process under the laws of the Isle of Man;

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(xix)    the execution, delivery and performance by Holdings, the Issuer, the
         Manager and the Owners of the Documents (to the extent a party thereto), does not conflict with their respective memorandum and articles of association;

(xx) on the principle laid down in Saloman v. A Saloman and Co. Limited [1897] AC22, as applied in the recent case of Poly Peck International Finance Limited [1996] BCC486, it is our opinion that, if any of Holdings, the Issuer or the Owners was wound up, the courts of the Isle of Man would not order substantive consolidation of the assets and liabilities of the relevant company with those of third parties or with those of its shareholders The courts may, however, lift the corporate veil where a company is a facade as an unconscionable attempt to avoid existing obligations or to practice some deception; and

(xxi) the granting of the security interests by the Owners and Holdings would not be subject to review under relevant fraudulent conveyance statutes and other applicable insolvency laws of the Isle of Man in a bankruptcy or other proceeding involving one or more of the Owners and Holdings. Under the said fraudulent conveyance statutes and other applicable insolvency laws of the Isle of Man, if a court were to find that, with respect to any Owner or Holdings, at the time the security interests were granted (the "Transfer"), it (a) made such Transfer with actual intent to prefer or defraud any present or future creditor, (b) received less than reasonably equivalent value of fair consideration for the Transfer or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under the relevant laws) such court could avoid the Transfer in whole or in part. To the extent that a Transfer by any Owner or Holdings exceeds the consideration received by it, the determination of whether the Transfer in question is a fraudulent conveyance depends on (1) whether the Transfer so exceeds the value and benefit received by such Owner or Holdings that, at least to the extent of such excess, the Owner of Holdings did not receive reasonably equivalent value or fair consideration for the Transfer, and, if so, then (2) whether following the valuation of the assets and liabilities of such Owner or Holdings, it is determined that such Owner or Holdings is or has been rendered insolvent.

The opinions expressed above are given subject to the following reservations and qualifications:

(a) except as otherwise set forth in paragraph (xxi) above, enforcement of any of the Documents may be limited by bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoriums, the doctrine of frustration and laws relating to or affecting the rights of creditors generally;

(b) enforcement of any of the Documents may be limited by general principles of equity and, in particular, equitable remedies are available only at the discretion of the Isle of Man courts and are not available where damages are considered to be an adequate remedy;

(c) claims may be or become time barred in the Isle of Man under the Limitation Acts 1984 and 1988 (Acts of Tynwald) or become subject to a defense of set-off or counterclaim,

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(d)      under Isle of Man law the terms of an agreement under hand may be varied by oral or written agreement of the parties;

(e) a foreign judgment would not be enforced by an Isle of Man court without a re-trial or re-examination of the matters thereby adjudicated upon if a judgment were obtained by fraud or in a manner contrary to natural justice or if the enforcement thereof were contrary to Isle of Man public policy and such enforcement may also be withheld if the relevant judgment were not a final and conclusive money judgment being both unrelated to taxation and free of conflict with any other judgment in the same cause of action;

(f) The Protection of Trading Interests Act 1980 (an Act of Parliament extended to the Isle of Man by Order in Council) prohibits the enforcement in the Isle of Man of any judgment for multiple damages that is to say a judgment for an amount arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the judgment creditor;

(g) provisions relating to set-off contained in any of the Documents will only be enforceable in a liquidation of a company insofar as they do not purport to contract out of the mandatory set-off rules imposed by the Bankruptcy Code 1892;

(h) if proceedings are commenced in the Isle of Man courts any provision in any of the Documents to the effect that calculations and/or certifications will be conclusive and binding will not be effective in Isle of Man law if such calculations and/or certifications are fraudulent or erroneous on their face and will not necessarily prevent judicial inquiry into the merits of any claim respecting any such calculation or certification;

(i) if proceedings are commenced in the Isle of Man courts, where in any of the Documents a party is vested with a discretion or may determine a matter in its opinion, the law of the Isle of Man may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

(j) the Security Documents should be lodged for filing at the Companies Registry in the Isle of Man pursuant to Section 79 of the Companies Act 1931 (as amended) within one month from their respective dates of creation. Failure to do so will, in the event that any of the Security Documents are of a type referred to in Section 79 of that Act, render them void against a liquidator or creditor of the relevant company and priority over other creditors will be lost. We confirm that we have been instructed to attend to the said filing of the Security Documents;

(k) copies of the Offering Circular, together with copies of certain other documents, must be registered with the Registrar of Companies in the Isle of Man pursuant to Section 38 of the Companies Act 1931 (as amended) (an Act of Tynwald) before the Offering Circular is issued by Holdings and the Issuer;

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(l)      provisions as to severability in any of the Documents may not be binding and the question of whether or not provisions relating to invalidity may be severed from other provisions in order to save such other provisions would be determined by the Isle of Man courts at their discretion:

(m) no opinion is expressed as to whether the Isle of Man courts would give effect to any currency indemnities contained in the Documents;

(n) the validity under Isle of Man law of any provision which purports to impose an obligation on one party to meet the costs of another on a full indemnity basis will be subject to the right of the Isle of Man courts to override such provision and award costs on a less than full indemnity basis;

(o) we express no opinion as to the validity or the binding effect of any provision which provides for the payment of interest on overdue amounts. An Isle of Man court would not give effect to such provisions if it could be established that the amount expressed as being payable was such that the provision was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of; or necessarily greater than, the loss likely to be sustained:

(p) the Isle of Man courts may stay proceedings if concurrent proceedings are being brought elsewhere;

(q) in proceedings before the Isle of Man courts any indemnities and provisions to pay increased costs contained in the Documents may not be enforced to the extent that such indemnities and provisions would amount to compensation for any economic loss which was outside the reasonable contemplation of the parties at the time of execution of the Documents and to the extent that the clauses purport to oust the jurisdiction of the Isle of Man court;

(r) any provisions of the Documents which purport to permit retention of security after discharge of the liabilities secured thereby may not be effective as a matter of Isle of Man law;

(s) the stock pledge as an equitable charge is a weaker form of security than a legal charge; we have assumed (with your agreement) that you are aware of this fact and the facts giving rise to it;

(t) no opinion is expressed (i) as to whether the Isle of Man courts would construe any of the Documents without giving effect to principles of conflict of laws; or (ii) as to whether the obligations of each Owner under the Issue of One Debenture may be discharged, released, prejudiced or otherwise affected by any act, omission or circumstance which, but for provisions contained in the Issue of One Debenture, might so operate or otherwise release or discharge such Owner from the obligations set out herein; and


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(u)      this opinion addresses matters of law not fact and is confined entirely to Isle of Man law.

This opinion may only be relied upon by you and may not be disclosed or relied upon by any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be relied upon by Thacher Proffitt & Wood and Cravath, Swaine & Moore, in connection with the delivery of their opinions to you pursuant to the Documents.

Yours faithfully



CAINS
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